Exhibit 99.1

ACTIVE POWER ANNOUNCES FIRST QUARTER RESULTS

AUSTIN, Texas (April 27, 2005) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its first quarter ended March 31, 2005. Revenue for the first quarter of fiscal 2005 was $3.4 million, up 6% from the same period last year.

Net loss for the first quarter of 2005 was $5.3 million, or 12 cents per share, compared to a net loss of $5.6 million, or 13 cents per share, for the same period last year and a net loss of $5.1 million, or 12 cents per share in the fourth quarter of 2004.

Cash and investments usage for the quarter, excluding $18.7 million in net proceeds from the private placement of our common stock in February 2005, was $4.7 million, as compared to $4.4 million for the same period last year. The increase in cash and investment usage was due primarily to professional fees associated with our year-end audit and compliance with the Sarbanes-Oxley Act of 2002. Cash and investments at March 31, 2005 were $59.7 million.

“Q1 was an extremely productive quarter for the company,” said Joe Pinkerton, Chairman and CEO of Active Power. “We strengthened our balance sheet with a $20 million financing, hired an experienced Chief Financial Officer, signed a long-term sourcing agreement with GE, shipped a CleanSource® XR extended runtime unit to the largest UPS distributor in Latin America and strengthened our board with the addition of Cisco CIO, Brad Boston.”

Q1 Business Highlights:

•	Entered into a long-term supply agreement with GE Zenith Controls, Inc. wherein we can purchase UPS products at a set price and resell these systems to our customers. This agreement provides us with an entire line of double-conversion UPS systems from 10 to 300 kVA that we intend to sell alongside our CleanSource XR product as a complete customer solution. Selling complete UPS systems will give us account control, enable us to leverage a group of experienced UPS sales representatives to sell our line of products on an exclusive basis, allow us to capture service revenue and more than double our revenue per installation. In addition, we believe this agreement will save us several years and millions of dollars in development expenses.

•	Shipped a second evaluation unit of our CleanSource XR extended runtime product to the largest UPS distributor in Latin America.

•	Strengthened our Board of Directors with the addition of Brad Boston, Senior Vice President and CIO of Cisco Systems, Inc., who brings tremendous knowledge and industry experience in the data center market where a large fraction of backup power products are sold. Before joining Cisco in August of 2001, Boston was the Executive Vice President of Operations at Corio, an enterprise-focused Internet application service provider. Prior to Corio, Boston was Executive Vice President of product development and delivery at the Sabre Group (NYSE:TSG) in Dallas, Texas. He also held executive positions at American Express, Visa, United Airlines/Covia and at American National Bank and Trust Company of Chicago, where he began his career.

•	Continued our success in the healthcare industry by shipping systems to eight healthcare or hospital facilities. We also shipped several systems to customers in other traditionally strong markets, such as industrial, government and airports.

•	Installed two megawatt-class UPS systems at a government facility in Europe. The systems are currently protecting a national homeland defense initiative.

•	Continued our strong international presence with shipments to eight countries on five different continents. International sales constituted 38% of revenue in Q1.

•	Reduced the stocking inventory at our primary OEM, Caterpillar and its dealer network, by approximately $800 thousand or 21% during Q1 2005. Over the last five quarters, we believe this inventory has been reduced by almost $5 million.

•	Hired John Penver as our new CFO. Penver brings 22 years of experience in public company financial management and reporting. He joins Active Power from PerformanceRetail, a private software solutions company in Austin, Texas, where he served as CFO. Penver’s prior experience includes serving as the Vice President of Finance and Senior Financial Officer at a publicly traded manufacturing company, Silicon Gaming, Inc. Prior to Silicon Gaming, Penver was a Senior Audit Manager at Deloitte & Touche, where he completed numerous public stock offerings and worked closely with several manufacturing-based companies such as General Motors and Hitachi.

•	Closed a private placement of 5,454,510 shares of our common stock at a price of $3.64 per share. Net proceeds from this transaction were approximately $18.7 million, providing the Company with significant funding to execute its development and commercialization initiatives for the CleanSource XR product line.

Outlook:

Active Power expects Q2 2005 revenue to be approximately $4.0 to $5.0 million, and Q2 earnings per share to be a loss of approximately 11 to 13 cents. We expect cash and investments usage in Q2 to be in the range of $4.0 to $5.0 million.

Conference call:

The Company will host a conference call today, Wednesday, April 27, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q1 results. A replay of the webcast will be available until May 11th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except for per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Product revenue	$2,931	$2,749
Service and spares revenue	507	491

Total revenue	3,438	3,240
Operating expenses:
Cost of product revenue	3,245	3,487
Cost of service and spares revenue	544	564
Research and development	2,231	2,353
Selling, general & administrative	3,574	2,779
Amortization of deferred stock compensation	—	17

Total operating expenses	9,594	9,200

Operating Loss	(6,156)	(5,960)

Interest income	378	397
Gain due to change in market value of investment rights	493	—
Other income (expense)	(42)	(61)

Net loss	$(5,327)	$(5,624)

Net loss per share, basic & diluted	$(0.12)	$(0.13)
Shares used in computing net loss per share, basic & diluted	46,085	42,233

Comprehensive loss:
Net loss	$(5,327)	$(5,624)
Change in unrealized gain (loss) on investments in marketable securities	(101)	28

Comprehensive loss	$(5,428)	$(5,596)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets

Current assets:
Cash & cash equivalents	$36,913	$17,625
Restricted cash	116	741
Short-term investments in marketable securities	16,732	21,308
Accounts receivable, net	2,340	4,143
Inventories	5,464	3,966
Prepaid expenses and other	649	1,028

Total current assets	62,214	48,811
Property and equipment, net	7,579	7,829
Intangible assets, net	697	725
Long-term investments in marketable securities	5,941	6,001
Deposits and other	187	—

Total assets	$76,618	$63,366

Liabilities and stockholders’ equity

Current Liabilities:
Accounts payable	$1,190	$1,649
Accrued expenses	3,596	3,410
Deferred revenue	318	214

Total liabilities	5,104	5,273
Stockholders’ equity:
Common stock	49	43
Treasury stock	(2)	(2)
Additional paid-in capital	234,780	215,937
Accumulated deficit	(163,125)	(157,798)
Other accumulated comprehensive income	(188)	(87)

Total stockholders’ equity	71,514	58,093

Total liabilities and stockholders’ equity	$76,618	$63,366

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